Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of GATX Corporation for the registration of debt securities and pass through certificates and to the incorporation by reference therein of our reports dated August 7, 2007, with respect to the consolidated financial statements and schedule of GATX Corporation, GATX Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GATX Corporation, included in its Current Report (Form 8-K) dated August 9, 2007, filed with the Securities and Exchange Commission.
Chicago, Illinois
August 14, 2007